EXHIBIT 8.1
CAMPBELL RESOURCES INC.
SIGNIFICANT SUBSIDIARIES
December 31, 2006
The following significant subsidiaries are consolidated in the financial statements submitted as a part of this report:

	Jurisdiction of	Percentage of Voting
	Incorporation	Securities Owned
Controlled by Campbell Resources Inc.:
Meston Resources Inc.	Québec	100%
MSV Resources Inc.	Québec	100%
GéoNova Explorations Inc.	Canada	100%
Sotula Gold Corporation Inc.	Canada	100%

Controlled by Meston Resources Inc.
Meston Investments Limited	Cayman Islands	100%